EXHIBIT 10.8

                                    AGREEMENT

             THIS AGREEMENT made this 12th day of September, 1995, by and between BANDAG, INCORPORATED, an Iowa Corporation, ("Bandag") and WILLIAM
   D. HERD ("Herd").

             WHEREAS, Herd has been employed by Bandag in a senior executive capacity for a number of years; and

             WHEREAS, the parties hereto desire to cease this relationship under the terms and conditions hereinafter set forth;

             NOW, THEREFORE, in consideration of the premises and the following mutual agreements, it is agreed between the parties hereto as follows:

             1. Herd agrees to consult with an attorney prior to signing this agreement and shall have twenty-one (21) days within which to consider this agreement. If this agreement is signed by Herd, he may revoke this agreement within seven (7) days following signing of this agreement by Bandag and this agreement will become effective and enforceable on, but not before, the date on which the seven-(7)-day revocation period has expired.

             2. Herd has voluntarily resigned as an officer and employee of Bandag effective September 1, 1995.

             3. Bandag agrees to pay Herd twelve (12) payments of $103,750.00 each, subject to withholding of applicable federal and state taxes. Herd acknowledges receipt from Bandag on September 8, 1995, of the amount of $207,500.00 as an interest free loan due for repayment in full on January 1, 1996. Effective January 1, 1996, Bandag shall accelerate the first four (4) of the above-mentioned twelve (12) payments. Herd irrevocably authorizes and directs that $207,500.00 of the net after tax amount shall be retained by Bandag in full repayment of the above loan and the balance of the net after tax amount shall be remitted to Herd. The remaining eight (8) payments shall be paid on a quarterly basis commencing April 1, 1996 and ending January 1, 1998.

             4. Bandag shall retain an outplacement agency (selected by Herd) and pay the reasonable cost thereof through September 1, 1996.

             5. Bandag shall provide or reimburse Herd for the reasonable and necessary costs of telephone and secretarial services associated with his employment search prior to September 1, 1996.

             6. Herd and his eligible dependents shall continue to receive medical and dental insurance benefits under the group plan of Bandag until his qualification for immediate coverage under the plan of another employer or September 1, 1998, whichever first occurs. Bandag agrees to waive COBRA premiums but shall not be responsible for any taxes on payments to Herd or his dependents other than withholding required under federal or state tax laws.

             7. Subject to the performance by Bandag of its obligations under this agreement, Herd agrees as to Bandag and all corporations, divisions, subsidiaries, parent organizations, directors, officers, shareholders, employees, agents, consultants, predecessors, successors, assigns, heirs or other entities or persons that are now, have been, or may in the future be directly or indirectly related to or affiliated with Bandag in any way (the "Releasees") that he unconditionally releases, discharges, waives and promises not to sue with respect to all claims, demands, actions, causes of action, rights, obligations, liabilities, damages or losses or any kind, known or unknown, fixed or contingent ("Claims"), that he may have or subsequently claim to have against the Releasees or any one of them relating to his employment with Bandag or his separation from that employment, which released Claims include but are not limited to all Claims arising under any constitution, law, statute, ordinance, regulations, rule, guideline or common-law theory, and specifically all claims arising under all employment, discrimination, or wrongful discharge laws, regulations, or common-law theories, including but not limited to the Age Discrimination in Employment Act of 1967, the Iowa Statutes, the Employment Income Retirement Security Act of 1974, the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, and the Americans with Disabilities Act of 1990 (all as amended from time to time). He agrees that he cannot and will not bring any lawsuit or charges on his behalf, whether civil, criminal, or administrative, against the Releasees or any one of them with respect to such released Claims, and that he unconditionally releases, discharges, waives, and gives up his right to accept any relief obtained by any other party on his behalf with respect to such released Claims.

             8. Herd agrees that in the event that Bandag becomes involved in any legal or administrative claims or other proceedings relating to events that occurred during his employment and as to which he might in the opinion of Bandag have personal knowledge, he will cooperate to the fullest extent possible in the preparation and presentation by Bandag of its prosecution or defense, including but not limited to the signing of affidavits or other documents providing information requested by Bandag.

             9. Herd agrees that he will not attempt to cause or induce any employees to leave their employment with Bandag or otherwise interfere with their employment for a period of two (2) years. He agrees that he will not at any time speak or act in any manner that is intended to or does damage to the goodwill or the business or personal reputations of the Releasees or any one of them, and that he will not engage in any other conduct or communications that disparages the Releasees or any one of them.

             10. Herd agrees that he will treat as the confidential property of Bandag and will not disclose or use any information or knowledge obtained or developed by him during his employment with Bandag which is not in the public domain and which consists of or related to Bandag's products, inventions, discoveries, processes, techniques, formulas, substances, designs, patterns, improvements, plans, projects, programs, research, test results, writings, notes, patents, copyrights, trademarks, know-how, trade secrets, customer and supplier lists, or business, financial, marketing, sales, pricing, engineering, manufacturing, or other operational matters and plans.

             11. Herd agrees to keep all matters concerning this agreement, including but not limited to the circumstances and contents of this agreement, completely confidential, except as may be otherwise specifically authorized in writing by Bandag.

             12. Herd agrees to deliver to Bandag all information in any recorded or retrievable form, records, documents, drawings, materials, equipment, and other items belonging to Bandag which are in his possession or control.

             13. Subject to the performance by Herd of his obligations under this agreement, Bandag unconditionally releases, discharges, waives, and promises not to sue with respect to all claims, demands, actions, causes of action, rights, obligations, liabilities, damages, or losses of any kind, known or unknown, fixed or contingent that Bandag may have or subsequently claim to have against Herd relating to his employment with Bandag or his separation from that employment.

             14. Bandag and Herd agree that all vested benefits accrued under qualified benefit plans sponsored by Bandag are payable in accordance with the terms of such plans on the basis of his resignation and severance of employment effective September 1, 1995. Herd agrees that neither the payments under this agreement nor the term thereof shall be considered as employment or service beyond September 1, 1995 for purposes of benefits provided by Bandag to any of its employees. In this regard Herd expressly acknowledges that by virtue of Paragraph 5(e) of the Bandag, Incorporated Restricted Stock Grant Plan he shall forfeit all shares of Restricted Stock and any undistributed dividends thereon being held by the nominee of the Committee administering said Plan as of September 1, 1995 and shall have no other rights under the Plan.

             15. Herd agrees that he shall not, prior to August 31, 1998 (without express written consent of Bandag), engage directly or indirectly, whether as an employee, consultant or independent contractor, alone or in conjunction with others in any tire retreading venture, or in the manufacture, sale, or distribution of any machinery, equipment or product relating thereto, which is in competition with the process, products or retreading system, of Bandag. This covenant not to compete shall extend to any geographical area within North America or Western Europe in which the products of Bandag or any Bandag affiliate are manufactured or marketed into any customers or markets of Bandag or any Bandag affiliates which now exist. The parties agree that the aforementioned covenant not to compete shall be subject to specific performance in any jurisdiction selected by Bandag in which it conducts business.

             16. This agreement constitutes the entire agreement between the parties and shall be binding upon the successors and assigns of the parties hereto.

             IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                      /s/  William D. Herd
                                      William D. Herd

                                      BANDAG, INCORPORATED

                                      By:
                                      /s/  Warren W. Heidbreder
                                      Warren W. Heidbreder, Secretary

   William D. Herd
   Severance Payments

        12-Sep-95                   Loan     $207,500
        01-Jan-96         Loan Repayment     (207,500)
        01-Jan-96                      4      415,000*
        01-Apr-96                      1      103,750*
        01-Jul-96                      1      103,750*
        01-Oct-96                      1      103,750*
        01-Jan-97                      1      103,750*
        01-Apr-97                      1      103,750*
        01-Jul-97                      1      103,750*
        01-Oct-97                      1      103,750*
        01-Jan-98                      1      103,750*
                Total                      $1,245,000*
                                           ==========

                  *  Subject to Tax Withholding